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                           February 9, 1999


                           Cathy Fowler, 303-858-3405

           MEDIAONE GROUP TO REPLACE EXPIRING SHAREHOLDER RIGHTS PLAN

ENGLEWOOD, Colo. -- MediaOne Group, Inc. (NYSE: UMG) announced today that its Board of Directors has approved a new shareholder rights plan to replace its existing plan, which expires on April 6, 1999. The new rights will be issued to shareholders of record as of that date.

"This plan, like the company's current rights plan, is not intended to prevent a takeover of MediaOne Group. Instead, it is designed to deter potential takeover tactics that are not in our shareholders' best interests," said Chuck Lillis, chairman and chief executive officer of MediaOne Group.

The events that would make the new rights exercisable are typical of other shareholder rights plans. For example, shareholders may exercise such rights when any person or group of affiliated persons acquires or makes an offer to acquire 15 percent or more of MediaOne Group's common stock. Rights held by the acquiring person or group, however, would become void.

In general, each right will entitle its holder to purchase for an exercise price of $225 one one-thousandth of a share of MediaOne Group preferred stock. Each one one-thousandth of a share of such preferred stock has economic and voting terms equivalent to those of one share of MediaOne Group's common stock. In addition, under certain circumstances typical for such plans, the rights may be exercised to purchase shares of MediaOne Group preferred stock with a value equal to twice the exercise price of $225.

Each newly issued right may be redeemed by the Board of Directors for $0.005. Otherwise, the rights will expire on April 6, 2009.

Shareholders will receive a summary of key terms of the new rights plan by mail. Detailed information and a copy of the new rights plan will be filed within the next few days with the Securities and Exchange Commission.

MediaOne Group is one of the world's largest broadband communications companies, bringing the power of broadband and the Internet to more than seven million customers in the United States, Europe and Asia. MediaOne Group also has interests in some of the fastest-growing wireless communications businesses outside the U.S., serving more than three million customers. For 1997, the businesses now part of MediaOne Group produced $6.6 billion in proportionate revenue.